Exhibit 99
Century Bank Survivor Benefit Plan
Board of Directors Adoption Resolution
The Board discussed implementing the Century Bank Survivor Benefit Plan (the “Plan”), to replace the death benefit currently provided by the Bank’s Supplemental Executive Retirement and Insurance Plan (“SERIP”). Article VI of the SERIP provides a death benefit payable to participants who die while employed by the Bank. The value of this benefit, which is a life insurance death benefit calculated as a multiple of salary, is taxed to participants each year. If a participant dies while employed, the benefit paid to his beneficiary would be received income-tax free.
The proposed Survivor Benefit Plan also provides a death benefit payable by the Bank to a participant who dies while employed by the Bank. The value of this benefit, however, which is the same multiple of salary as under the SERIP, does not result in any current taxation to participants. Because the benefit is taxed to the beneficiary who receives it, the amount of the benefit paid to beneficiaries will be increased so that the after tax amount should be the same as under the current SERIP death benefit. Unlike the current SERIP benefit, payments under the Survivor Benefit Plan are deductible for tax purposes by the Bank.
The new Survivor Benefit Plan provides the following advantages:
1.	Will eliminate current taxation of participants on the imputed income for the life insurance benefit. Participants will not be taxed each year on a benefit that most will never receive, and the Bank’s need to reimburse participants for this tax cost will be avoided.

2.	The Bank will be able to restructure the funding for this benefit so as to generate additional earnings for the Bank and reduce the costs associated with this benefit.

3.	The net after tax death benefits received by participants’ beneficiaries will not change.
The assistance of Plan participants will be required, both in amending the existing SERIP and in implementing the new Survivor Benefit Plan.
The Board has concluded that adopting the Survivor Benefit Plan to replace the current SERIP death benefit is consistent with safe and sound banking practices.
Upon completion of the discussion, it was resolved that:
WHEREAS the Board of Directors wishes to continue to provide a death benefit to key individuals and to do so in a most efficient manner; and
WHEREAS the Board of Directors has concluded that the SERIP death benefit should be replaced by a new Survivor Benefit Plan; be it
RESOLVED that Article VI of the SERIP be amended to read as follows:
“6.1 IN GENERAL
No death benefits are payable upon death under this PLAN, except to the extent a death benefit may be provided under the form of retirement benefit elected under Article V hereof.”;
RESOLVED that the Century Bank Survivor Benefit Plan, whose provisions are set forth in Appendix A, be adopted;
RESOLVED that these changes be effective June 1, 2011; and be it
FURTHER RESOLVED that the appropriate officers of the Bank are authorized to execute all documents and take all necessary actions to implement this resolution.

Appendix A
Century Bank
Survivor Benefit Plan
Summary of Provisions
Survivor Benefit Plan
The Bank proposes to establish, effective June 1, 2011, the Century Bank Survivor Benefit Plan (the “Plan”) for certain of the Bank’s employees, for the purpose of providing survivor benefits to Plan Participants’ survivors upon Participant’s death.
The Board will offer the benefit to current SERIP Participants.
Based on the terms of the Plan, if a Participant dies while employed by the Bank, the Bank will pay to the deceased Participant’s Beneficiary, as a survivor benefit, an amount equal to the sum of (1) a multiple of the Participant’s annual rate of salary at date of death, and (2) an amount calculated to reimburse the beneficiary for income taxes payable on this benefit. The multiple of salary will be the same as that granted to each Participant under the SERIP, either 4 or 5 times salary. The benefit will be payable either in a lump sum or in five equal annual installments, based on the Participant’s election.
The Bank will deduct from any payment of benefits the amount of any federal, state or local income or employment taxes required to be withheld or paid with respect to this distribution.
Financing the Benefit
The Board has purchased or will purchase sufficient amounts of Bank Owned Life Insurance (BOLI) in order to generate assets to offset the Bank’s liabilities with respect to the Plan.